UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2012

Biogen Idec Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19311	33-0112644
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

133 Boston Post Road, Weston, Massachusetts (Address of principal executive offices)		02493
		(Zip Code)

Registrant’s telephone number, including area code: (781) 464-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Gregory F. Covino is expected to join Biogen Idec Inc. as Vice President, Finance on April 2, 2012 and will be appointed Chief Accounting Officer, replacing Biogen Idec’s current Chief Accounting Officer, after the filing of Biogen Idec’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2012.

Mr. Covino, age 46, has served at Boston Scientific Corporation (BSC), a medical device company, as Vice President, Corporate Analysis and Control Executive since 2010, and as Vice President, Finance, International from 2008 to 2010. At BSC, Mr. Covino was responsible for BSC’s internal audit function and the financial activities of BSC’s largest operating division. Prior to that, Mr. Covino held several finance positions at Hubbell Incorporated, an electrical products company, including Vice President, Chief Accounting Officer and Controller from 2002 to 2008, Interim Chief Financial Officer from 2004 to 2005, and Director, Corporate Accounting from 1999 to 2002.

Mr. Covino’s base salary will be $310,000 per year and his target annual cash incentive opportunity will be 35% of base salary. In connection with his appointment, Mr. Covino will receive a long-term incentive grant, consisting of cash-settled performance shares (CSPSs) and market stock units (MSUs), with an aggregate grant date value of approximately 90% of Mr. Covino’s base salary. The CSPSs and MSUs will be granted on the first trading day of the month following Mr. Covino’s start date under the Biogen Idec Inc. 2008 Omnibus Equity Plan (2008 Plan). A description of the terms of the CSPSs, MSUs and 2008 Plan is set forth in Note 16, Share-based Payments to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biogen Idec Inc.

By:	/s/ Robert A. Licht
Robert A. Licht
Senior Vice President

Date: March 2, 2012